EXHIBIT 3.10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on the Post-Effective Amendment No. 1 to Form F-10 to be filed by Inco Limited with the United States Securities and Exchange Commission on or about June 30, 2006 and to the incorporation by reference therein of our auditors’ report dated February 7, 2006 (except as to Note 23 which is as of March 16, 2006) relating to the consolidated balance sheets of Falconbridge Limited (formerly Noranda Inc.) as at December 31, 2005 and 2004, and the consolidated statements of income and retained earnings (deficit) and cash flows for the years then ended.

ERNST & YOUNG LLP
Toronto, Canada,	Chartered Accountants
June 30, 2006